Exhibit 10.13

EXECUTIVE SERVICE AGREEMENT

BETWEEN

[LYC MEDICARE INTERNATIONAL PTE LTD]

(the “Company”)

AND

SUI DIONG HOE

(the “Executive”)

DATED     THE            DAY OF

EXECUTIVE SERVICE AGREEMENT

THIS AGREEMENT is made on the 1st day of November 2024

BETWEEN:

(1)	LYC MEDICARE INTERNATIONAL PTE LTD (Company Registration Number 202433056R), a company incorporated with limited liability under the laws of Singapore, the registered office of which is 435 Orchard Road, #21-05 Wisma Atria, Singapore 238877 (the “Company”); and

(2)	SUI DIONG HOE (Malaysian IC Number 550918086319) whose correspondence address is at 12 Jalan Badam Tujuh Taman Rakyat, 56100 Kuala Lumpur, Malaysia. (the “Executive”).

WHEREAS:

The Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company as Executive Director of the Company upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Board” means the board of directors of the Company from time to time and includes any committee of the board of directors of the Company duly appointed by it.

“Business” means the following business:

(a)	provision of strategic leadership and stakeholder engagement services;

(b)	provision of financial oversight, operations management and regulatory compliance; and

(c)	such other business conducted or to be conducted by the Group

“Cessation Date” means the date that the Executive ceases to be an employee of the Company;

“Commencement Date” means the date of this agreement

“Group” means the group of companies consisting of the Company and its subsidiary or subsidiaries from time to time.

“Initial Term” has the meaning ascribed to it in Clause 2.

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“Participate” means:

(a)	to either alone or jointly with or as manager, agent, consultant, shareholder, partner, director or employee of any person, firm or company, directly or indirectly, carry on or be engaged in any activity or business which shall be in competition with the Business;

(b)	to own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any activity or business which shall be in competition with the Business;

(c)	to in fact exercise Control over any entity engaged in the Business;

“Remuneration Committee” means the committee comprising directors of the Company duly nominated, appointed and authorised by the Board from time to time for the purpose of providing recommendations of the remuneration framework for the directors and key executive officers of the Company and determining specific remuneration packages for each executive director.

“S$” means Singapore Dollars.

“Term” means the period from the Commencement Date until the expiry or termination of this Agreement.

“this Agreement” means this Agreement as may from time to time be amended, modified or supplemented pursuant to Clause 14.2.

1.2	Words in this Agreement denoting a singular number include the plural and vice versa; words denoting one gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate, in each case vice versa.

1.3	Headings in this Agreement are for ease of reference only and do not form part of this Agreement.

2.	APPOINTMENT AS EXECUTIVE DIRECTOR

2.1	The Company shall employ the Executive and the Executive shall serve the Company as Executive Director upon the terms and subject to the conditions of this Agreement. The employment shall commence on the Commencement Date and shall continue (subject to earlier termination as provided in this Agreement) thereafter until 30 November 2029 (the “Initial Term”) and thereafter company extend for annual term, unless terminated pursuant to Clause 11.

2.2	It is noted that the Executive is concurrently appointed as a director of the Company. The Executive’s appointment as director of the Company and as Executive Director under this Agreement are separate and independent from one another.

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3.	DUTIES

3.1	The Executive shall:

(a)	undertake such duties and exercise such powers in relation to the Group and its business at such place as the Board may from time to time assign or vest in him to the best of his skill and ability;

(b)	in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions and directions from time to time made or given by the Board;

(c)	devote such substantial amount of his time and attention during business hours as is reasonably necessary for the proper discharge of his duties hereunder;

(d)	in pursuance of his duties hereunder perform such services for any existing or future subsidiary or subsidiaries of the Company and without further remuneration (unless otherwise agreed) accept such offices in any such companies as the Board may from time to time reasonably require;

3.2	The Executive shall at all times keep the Board promptly and fully informed of his conduct relating to material matters and decisions affecting the Group and provide such explanations as the Board may require.

3.3	Subject to any regulations from time to time issued by the Company and/or any Group company which may apply to him, the Executive shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Group and if he (or any firm or company in which he is directly or indirectly engaged, concerned or interested) shall obtain any such discount rebate commission or inducement he shall immediately account to the Company and/or the relevant Group company for the amount received by him or the amount received by such firm or company.

4.	SALARY & ALLOWANCES

4.1	Subject as hereinafter provided, during the continuance of his employment hereunder, the Executive shall be entitled to a monthly basic salary of S$12,000 payable in arrears at the end of each calendar month of his employment hereunder.

4.2	The salary, which the Executive is entitled to under Clause 4.1 shall be subject to annual review and approval by the Board and/or the Remuneration Committee to be decided by the Board. If the Executive is a member of the Remuneration Committee, he shall not participate in the deliberation or vote on any matter in which he is interested. In the event the Board and Remuneration Committee approves any such change in salary, the change shall thereafter have effect as if it were specifically provided for as a term of this Agreement.

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4.3	The Executive shall be entitled to receive a fixed bonus in respect of each financial year of one months’ salary (the “Fixed Bonus”) payable at the end of each financial year, and an annual salary increment (if any) to be decided by and subject to the approval of the Remuneration Committee, in addition to an incentive bonus, the quantum of which shall be further determined by the Remuneration Committee (the “Incentive Bonus”).

4.4	The full payment of the Incentive Bonus shall be subject to the following:

(a)	half-yearly performance appraisal of the Executive by the Remuneration Committee; and

(b)	any other reasonable indicator(s) on which the Remuneration Committee may base their appraisal on.

4.5	Notwithstanding Clauses 4.3 and 4.4, the Company shall be entitled to reclaim, in full or in part, any Incentive Bonus paid, whether in the current financial year or from previous financial years, to the Executive, under circumstances of (i) misstatement of financial results, or (ii) misconduct of the Executive, resulting, directly or indirectly, in financial loss to the Company, as may be determined by the Board in its absolute discretion. In such an event, the Executive shall refund to the Company the relevant portion of the Incentive Bonus paid, within one month after receipt of the written notice from the Company.

4.6	The Executive shall be entitled to Company’s car and housing accommodation in Singapore.

4.7	The Executive shall abstain from voting in respect of any resolution or decision to be made by the Board in relation to the remuneration of the Executive, as well as the terms and renewal of this Agreement.

4.8	For the avoidance of doubt, save as expressly provided in Clause 4.3, the Executive shall not be entitled to any other form of bonus payment in any respect whatsoever.

4.9	The Executive shall be responsible for the payment of all income tax in relation to all payments and all taxable benefits received or to be received by him from any company within the Group.

4.10	The Company and the Executive shall make all Central Provident Fund contributions and other payments required by law to be made by the Company and/or the Executive in Singapore.

4.11	The Executive’s remuneration under this Agreement payment is solely in relation to his employment hereunder and is exclusive of any other fees or payment which he may receive in respect of any other role(s) he may be responsible for. The Executive should be entitled to the Director’s Fee.

4.12	The Executive shall be entitled to participate in any employee share option scheme or performance share plans of the Company.

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5.	ANNUAL LEAVE

5.1	The Executive shall in each calendar year be entitled to 21 days’ leave, or pro-rated according to the number of months of service worked in that calendar year, to be taken at such times as the Board shall consider convenient having regard to the requirements of the Company’s business. Annual leave not taken in any calendar year may be carried forward to the subsequent year and must be utilised within that year· provided that the number of days’ leave carried forward into any one (1) calendar year shall not exceed half of the Executive’s annual leave entitlement for the preceding calendar year.

5.2	The Executive is allowed paid sick leave not exceeding 14 days in each completed year of service if no hospitalisation is necessary, and 60 days in each completed year of service if hospitalisation is necessary.

6.	BUSINESS EXPENSES/BENEFITS

6.1	The Executive shall be reimbursed for all travelling, accommodation, entertainment and other out-of-pocket expenses reasonably incurred by him in or about the discharge of his duties hereunder, provided that the Executive if so required by the Company provides reasonable evidence of the expenditure in respect of which he claims reimbursement.

6.2	The Executive is also entitled to full medical and dental coverage, including hospitalisation and surgical coverage, and to such other benefits generally accorded to executive directors as may be determined by the Board and/or Remuneration Committee (with the Executive, being interested in this Agreement, abstaining from voting on any such resolution).

6.3	The Company shall secure and pay for insurances, including medical malpractice insurance and other insurances for the Executive with the Company as the beneficiary in the form and substance as the Company deems fit.

7.	CONFIDENTIALITY

7.1	The Executive shall not either during his appointment or at any time after its termination:

(a)	disclose, divulge or communicate to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

(b)	use for his own purposes or for any purposes other than those of the Group, or in any manner which may cause detriment, loss or injury to the Company and/or the Group; or

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(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of, any confidential information of the Group (including in particular lists or details of customers of the Group) relating to the working of any process, technology, invention or methods carried on or used by the Group or in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group, or any information which the Executive might receive or obtain in relation to the Group’s business (including, without limitation, the Group’s finances, customers, clients or suppliers). These restrictions shall cease to apply to information or knowledge which (i) may (otherwise than· through the default of the Executive) become available to the public generally, (ii) is required to be disclosed by any law, judicial order or decision, request or any regulation or rule of any governmental, supervisory or regulatory authority, (iii) is received by the Executive from any third party on a non-confidential basis who, to the Executive’s knowledge is not bound by a confidentiality provision with the Company or otherwise prohibited from disclosing the information the Executive, (iv) was already lawfully in the Executive’s possession at the time of disclosure, or (v) otherwise approved for release or use by authorisation of the Company.

7.2	The Executive covenants, agrees with, and undertakes to the Company for the benefit of the Company and the Group that:

(a)	all communications between the Executive and the Company and all information, whether written, visual or oral, and all other material supplied to or received by the Executive arising from or in connection with his employment with the Company and any information concerning the business transactions or the financial arrangements of the Group or of any person with whom the Company is in a confidential relationship coming to the knowledge of the Executive shall be kept confidential by the Executive;

(b)	the Executive shall ensure that proper and secure storage is provided for documents containing the confidential information at all times whilst the same are in the possession or under control of the Executive;

(c)	the Executive shall take all steps necessary to prevent accidental disclosure of the confidential information to a third party;

(d)	in the event that the Company obtains trade secrets or other confidential information from any third party, the Executive shall not without the consent of the Company at any time (either during his employment hereunder or after its termination) infringe restrictions on disclosure agreed to by the Company and made known to the Executive; and

(e)	the Executive has a fiduciary obligation of confidentiality to the Company and the Group in relation to the confidential information.

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7.3	All notes, memoranda, records and writing made by the Executive relating to the business of the Group shall be and remain the property of the Group to whose business they relate and shall be delivered by him to the company to which they belong not later than seven (7) days from the date of termination of the Executive’s employment, whether requested to do so or not. The Executive shall further destroy all notes and reports on the Confidential Information in his possession or custody.

7.4	No statement or disclosure concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued by the Executive or on the Executive’s behalf without the prior written approval of the Company.

8.	INTERESTED PERSON TRANSACTIONS/CONFLICTS OF INTEREST

8.1	Without prejudice to anything set out herein:

(a)	the Executive shall declare all conflicts of interest and all direct and deemed interests (whether financial or otherwise) which he may have in any company or companies which are or which may from time to time be doing business with the Group or which are or which may from time to time be in direct or indirect competition with the Group (collectively, the “Connected Companies”);

(b)	the Executive shall ensure that none of the Group companies shall contract or deal with any Connected Company save with the prior written consent of the Board of Directors; and in any event, without prejudice to the foregoing, any contract or transaction with any Connected Company or otherwise any dealings, negotiations or other transactions between the Group company and any Connected Company shall be on terms that are strictly normal commercial terms and arm’s length and which have been entered into with the utmost good faith after due regard to the interests of the Company or the Group; and

(c)	the Executive shall not (except with the prior approval of a resolution of the Board) be directly or indirectly in any capacity whether as shareholder, director, manager, consultant, employee, agent or otherwise engaged, concerned or interested in any other business which may hinder or otherwise interfere with the performance of his duties under this Agreement or may place him in any situation of conflict of interest.

9.	DATA PROTECTION

9.1	The Executive hereby consents to the Group using, disclosing and/or processing personal data relating to the Executive for legal, personal, administrative and management purposes, including monitoring and recording any use that the Executive may make of the Group’s electronic communications systems for the purpose of ensuring that the company policies are being complied with and for legitimate business purposes.

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9.2	In connection with the consent provided in Clause 9.1, the Company may make available the Executive’s personal data to any of its subsidiaries, those who provide products or services to the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi governmental organisations and potential purchasers of any Group company or the business in which the Executive works for.

9.3	The Executive hereby consents to the disclosure, processing and/or transfer of his personal data to any Group company or Group company’s business contacts outside Singapore in order to further its or their business interests in accordance with the Personal Data Protection Act

9.4	The Executive shall comply with the Personal Data Protection Act 2012 when handling personal data in the course of his employment including personal data relating to any employee, customer, client, supplier or agent of the Group.

10.	INCAPACITY OR DEATH OF EXECUTIVE

10.1	Notwithstanding anything in this Agreement, if the Executive shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstances beyond his control (such incapacity or prevention being hereinafter referred to in this Clause 10 as the “incapacity”) from discharging in full of his duties hereunder for a total of six·(6) months, the Company may, by three (3) months’ notice in writing given to the Executive at any time following the aforesaid six (6) month period so long as the incapacity shall continue, terminate his employment hereunder provided always that the Executive shall be paid his full remuneration (including bonus) for the period of three (3) months from the expiration of the aforesaid six (6) month period of incapacity and thereafter such remuneration, if any, as the Board shall in its absolute discretion determine.

10.2	Notwithstanding Clause 10.1, this Agreement shall forthwith automatically determine upon the death of the Executive, without any payment by way of compensation, damages or otherwise from the Group to the Executive.

11.	TERMINATION

11.1	This Agreement shall be effective for the Initial Term and may not be terminated by either party by giving notice of termination during the Initial Term save in accordance with Clauses 10, 11.2, 11.3 and 11.7. After the expiry of the Initial Term, subject always to Clauses 11.2, 11.3 and 11.7, this Agreement may be terminated by either party upon giving to the other party notice in writing of six (6) months’ or by paying an amount equal to six (6) months’ salary in lieu of notice.

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11.2	Notwithstanding Clause 11.1 above, the Company may forthwith terminate the employment of the Executive prior to the expiry of the Initial Term by service of notice in writing in the event that:

(a)	the Executive shall be disqualified to act as a director or an executive officer of the Company under any applicable laws or regulations, the constitution of the Company

(b)	the Executive shall be guilty of any dishonesty, gross misconduct or wilful neglect of duty or shall commit any continued material breach of the terms of this Agreement after written warning (other than a breach which is capable of remedy and has been remedied by the Executive to the satisfaction of the Board within 30 days upon him being called upon to do so in writing by the Board);

(c)	the Executive shall be guilty of conduct likely to bring himself or any member of the Group into disrepute;

(d)	[the Executive shall be guilty of conduct which is prejudicial to the Business of the Group];

(e)	the Executive shall become bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against him, applies for or has made against him a receiving order or makes any arrangement or composition with his creditors;

(f)	any company (other than a member of the Group) in which the Executive is a director or an executive officer or a direct or indirect shareholder goes into liquidation on the ground of insolvency or becomes insolvent or suffers the presentation of a winding up petition or analogous proceedings brought against it;

(g)	the Executive is convicted of any criminal offence (other than an offence which in the reasonable opinion of the Board does not affect his position in the Company);

(h)	the Executive flagrantly or persistently fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by any laws, regulations or administrative directions, whether having the force of law or otherwise;

(i)	the Executive be found to have made illegal monetary profit or received any gratuities or other rewards (whether in cash or kind) out of any of the Group’s affairs;

(j)	the Executive persistently refuses to carry out any reasonable lawful order given to him in the course of his employment or persistently fails diligently to attend to his duties hereunder;

(k)	the Executive shall during the Initial Term be absent (other than during periods of statutory holiday and annual leave) for an aggregate period of 120 working days; or

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(l)	the Executive shall become mentally disordered and incapable of managing himself or his affairs or an order shall be made in Singapore or elsewhere by any court claiming jurisdiction in that behalf on the ground. (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs.

11.3	If the Executive having been appointed a director of the Company shall subsequently resign as a director of the Company or of any other company in the Group of which he is a director without the consent of the Board, such resignation may at the discretion of the Company be deemed a breach of this Agreement entitling the Company to terminate the same without prior notice.

11.4	The Executive shall have no claim against the Company for damages or otherwise by reason of termination under Clauses 11.2 and 11.3 and no delay or forbearance by the Company in exercising such rights of termination shall constitute a waiver of that right.

11.5	Upon termination of this Agreement for whatever reason:

(a)	the Executive shall immediately resign from all positions and offices held in the Group and execute an acknowledgement under seal to the effect that he has no claim against the Company or any member of the Group (as the case may be) for compensation for loss of office or otherwise.

(b)	the Executive irrevocably appoints the Company and its duly authorised officers and agents as his agent and attorney, to act for and on his behalf to sign, execute, verify and file any such documents and to do all other acts to effect such resignation with the same legal force and effect as if executed by him;

(c)	the Executive shall not at any time thereafter represent himself as being in any way connected with the business of the Group;

(d)	the Executive shall deliver to the Company documents (including correspondence lists of clients or customers, notes, memoranda, plans and other documents of whatsoever nature), books, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in his possession or under his control, made or compiled by or delivered to him during his employment hereunder and concerning the business, finances or affairs of the Group or its related corporations. For the avoidance of doubt, it is hereby declared that the property and all such documents as aforesaid shall at times be vested in the Group; and

(e)	the Executive shall not, at any time or for any purpose, use the name of the Group or any of its related corporations in connection with his own or any other name in any way which may suggest that he is or have been connected with the Group or the businesses of any of the related corporations of the Group, nor in any way hold himself out as having or having had any such connection and will not use any proprietary information concerning the Group or its related corporation in his businesses or affairs which he may have acquired in the course of or as incident to his employment for his own benefit or to the detriment or intended or probable detriment of the Group or any of its related corporations.

11.6	The termination of the Executive’s appointment as Executive Director shall in no way:

(a)	prejudice any of the rights, authorisations, or entitlements available to and/or exercisable by the Executive in relation to his appointment as a director or as a shareholder of the Company, as the case may be from time to time; and

(b)	require the Executive to resign or otherwise to cease being a director of the Company.

11.7	The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

11.8	If the Executive’s employment shall be determined by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction and the Executive shall be offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms not less favourable than the terms of this Agreement, the Executive shall have no claim against the Company in respect of the determination of his employment by the Company hereunder.

12.	EFFECT OF TERMINATION ON UNDERTAKINGS

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

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13.	INTELLECTUAL PROPERTY

13.1	For the purposes of this Clause 13, the following expressions bear the meanings ascribed to them respectively:

“Intellectual Property” shall include:

(a)	letters, patent and trade marks, whether registered or unregistered, including applications for any of the foregoing, and the right to apply for them in any part of the world;

(b)	registered or unregistered designs, utility models and copyrights including applications for any of the foregoing, and the right to apply for them in any part of the world;

(c)	discoveries, creations, inventions or improvements upon or additions to an invention;

(d)	confidential information, know-how and any research effort relating to the Group and its business whether registrable or not; and

(e)	moral rights and any similar rights in any country.

13.2	Subject to the provisions of the Patents Act 1994 (the “Patents Act”) and the Copyright Act 2021, if at any time during the Executive’s employment with the Group, the Executive discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business, such Intellectual Property shall be the absolute property of the Group and the Executive shall immediately communicate full details of such Intellectual Property to the Group. At the request and expense of the Group, the Executive shall give and supply all information, data, drawings, and assistance as may be required to enable the Group to exploit the Intellectual Property to the Group’s best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent, trademark, copyright or other protection for the Intellectual Property in such parts of the world as may be specified by the Group and for vesting the same in the Group or as it may direct.

13.3	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of this Clause 13. A certificate in writing in favour of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 13.3 shall be conclusive evidence that such is the case.

13.4	If the Intellectual Property is not the property of the Group, the Group shall, subject to the provisions of the Patents Act, have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within 12 months after disclosure pursuant to Clause 13.2 on fair and reasonable terms to be agreed or settled by a single arbitrator.

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13.5	Rights and obligations under this Clause 13 shall continue in force after termination of the Executive’s employment with the Company in respect of Intellectual Property made during his employment under this Letter and shall be binding upon his representatives.

14.	ENTIRE AGREEMENT

14.1	This Agreement and the terms herein embody all the terms and conditions agreed upon between the parties hereto relating to the appointment of the Executive and supersedes and cancels all previous agreements and undertakings between the parties with respect to the appointment of the Executive with any of the Company and its subsidiaries, whether such be written or oral.

14.2	The terms of this Agreement may only be varied in writing by the parties hereto or their duly authorised agents.

15.	NOTICES

Any notice· under this Agreement shall be in writing by letter sent by registered post or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested. Any notice to the Company shall be sufficiently served if left addressed to the Company at its registered office for the time being and any notice to the Executive shall be sufficiently served if left at his last known address, and in the case of either party, any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of registered post (notwithstanding the fact that the notice may be returned through the post undelivered).

16.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a party or parties and transmitted by facsimile transmission which shall be valid and effectual as if executed as an original.

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IN WITNESS WHEREOF this Agreement has been entered into by parties on the date stated at the beginning.

The Company

Signed by:	)

)
for and on behalf of	)

LYC MEDICARE INTERNATIONAL PTE LTD	)
/s/ CHAN YING HO
in the presence of:		CHAN YING HO

/s/ LIM YAN CHOW
Name of witness:	LIM YAN CHOW
Occupation:
Address:

The Executive

Signed by:	)
Sui Diong Ho	)
/s/ SUI DIONG HOE
in the presence of:		SUI DIONG HOE

/s/ LIM YAN CHOW
Name of witness:	LIM YAN CHOW
Occupation:
Address: